Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Intrusion Inc. and subsidiaries (the “Company”) of our report dated March 31, 2023 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to such financial statements), related to our audit of the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-1.

/s/ Whitley Penn LLP

Dallas, Texas
August 25, 2023